EXHIBIT 10.1

COMPLETE AND PERMANENT RELEASE AND RETIREMENT AGREEMENT

J. Michael Nauman (“Mr. Nauman”) and Brady Corporation (the “Company”) hereby enter into this Complete and Permanent Release and Retirement Agreement (the “Agreement”) to resolve all matters relating to Mr. Nauman’s employment with, and retirement from, the Company. Mr. Nauman and the Company hereby agree as follows:
1.Retirement.
Effective 12:01 a.m. on Friday, April 1, 2022, (the “Effective Date”), Mr. Nauman hereby resigns from his position as President and Chief Executive Officer of the Company, and provides notice to the Company of his resignation from the Board of Directors as of the Effective Date. Mr. Nauman shall also resign from all officer and director positions of all Brady subsidiaries in due course between the Effective Date and June 17, 2022 (the “Separation Date”), and Mr. Nauman agrees to execute documents to effect such resignations from such Brady subsidiaries. From the Effective Date to the Separation Date, Mr. Nauman will remain employed by the Company serving as Special Advisor to the Chief Executive Officer, and will receive his current salary and employee and fringe benefits through the Separation Date. During that time, Mr. Nauman will be available to consult with respect to transition issues as requested by the Company’s Chief Executive Officer. As of the Effective Date, Mr. Nauman shall no longer be entitled to any future equity awards and/or annual or long-term incentive plan awards from the Company, except as described in this Agreement.
2.Retirement Plan; Equity Agreements; Welfare Plans.
All of Mr. Nauman’s balances, including Company stock, within any Company retirement and/or deferred compensation plan are fully vested (including any Company match), non-forfeitable and will be paid out in accordance with the provisions of each plan and, if applicable, Mr. Nauman’s elections under such plans. In addition, Mr. Nauman shall retain all of his rights with respect to any stock options, restricted stock units and performance-based restricted stock units outstanding as of the date of this Agreement in accordance with the equity plans and grant agreements governing such equity. Following the Separation Date, Mr. Nauman will be provided with a summary of outstanding grants and post-termination exercise periods under those equity agreements based on his satisfying retirement treatment thereunder. The Separation Date shall be deemed to be the “Qualifying Event” for insurance continuation and benefit plan purposes under state and federal law. Mr. Nauman’s rights, as of his Separation Date, to his accrued but unpaid salary, reimbursement of unreimbursed business expenses, his retirement and deferred compensation benefits, vested (or to be vested) equity awards as provided herein and benefits under any Company-provided employee and/or welfare plans, are referred to herein as “Vested Benefits.”
3.Special Consideration.
Assuming Mr. Nauman accepts and does not revoke this Agreement in accordance with paragraph 12, the Company will provide Mr. Nauman special consideration in recognition of his service to the Company calculated as follows: Mr. Nauman’s base salary paid from August 1, 2021 through April 1, 2022 multiplied by the percentage achievement of the Company’s annual cash incentive award performance goals for Fiscal 2022, which are based upon total organic sales and income before income taxes (the “Special Consideration”). The Special Consideration will be paid in cash at the same time as payments of the Company’s annual cash incentive awards for Fiscal 2022 are made to other senior executives. The Special Consideration will be paid in a gross amount, less required withholding, in accordance with the Company’s normal payroll practices. The Special Consideration payable under this paragraph 3 shall constitute a separate “payment” within the meaning of Treasury Regulation Section 1.409A-2(b)(2).
An example of the calculation of the Special Consideration is included in Exhibit A.

4.Adequate Consideration.
Mr. Nauman acknowledges that the Company is under no pre-existing obligation to pay him the Special Consideration and that the right to such payment is adequate consideration for Mr. Nauman’s commitments in this Agreement. The parties agree that the foregoing, along with the Vested Benefits and the other payments and rights hereunder, constitute all of the payments and benefits to be provided to Mr. Nauman under this Agreement, and that they are in full settlement of all payments and benefits, including but not limited to, claims for wages, vacation pay, sick pay, bonuses, commissions, relocation costs, severance payments, stock options, or any other compensation.
5.Mutual Release Of All Claims.
In consideration of the Special Consideration, and to the fullest extent allowed by law, Mr. Nauman, for himself, his spouse, heirs, successors and assigns, hereby releases and forever discharges the Company, its successors, subsidiaries, affiliates, directors, officers, employees and all other representatives, and the Company’s benefit plans and fiduciaries (collectively, the “Company Released Parties”), from any and all charges, claims, suits and expenses (including attorneys’ fees and costs), whether known or unknown, including, but not limited to, claims under the Fair Labor Standards Act and the Wisconsin Wage Payment and Collection Law; federal, state and local fair employment law(s); the Wisconsin Fair Employment Act; Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Equal Pay Act; the Age Discrimination in Employment Act, as amended; the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act; state or federal family and/or medical leave acts including, but not limited to, the Family and Medical Leave Act and the Wisconsin Family and Medical Leave Act; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Employee Retirement Income Security Act of 1974, as amended; the Occupational Safety and Health Act; the Fair Credit Reporting Act; the Genetic Information Nondiscrimination Act; the Occupational Safety and Health Act; federal, state, and local whistleblower laws (to the extent permitted by law); any laws that provide for the payment of attorneys’ fees, costs, expenses or punitive, exemplary or statutory damages; the common law of Wisconsin; and any other federal, state or local laws, ordinances, or regulations of any kind, whether statutory or decisional. This release also includes, but is not limited to, a release of any claims for wrongful termination, tort, breach of contract, defamation, misrepresentation, violation of public policy, infliction of emotional distress, or invasion of privacy claims. This release also includes a release of any claims arising out of any Company policy, practice, program, contract, or agreement, but does not include a release of any claims for State Unemployment Compensation or Workers Compensation.
This release includes any and all matters in connection with or relating in any way to Mr. Nauman’s employment with the Company and his retirement from the Company, provided, however, that nothing herein shall release, diminish, or otherwise affect Mr. Nauman’s Vested Benefits. Notwithstanding the foregoing, this release excludes any claims: (a) arising after the execution of this Agreement; (b) to enforce the terms of this Agreement and/or the equity award agreements applicable to Mr. Nauman’s outstanding equity; (c) for rights to indemnification (and advancement of expenses) or exculpation Mr. Nauman may have pursuant to the Company’s or any affiliate’s Bylaws, Articles of Incorporation, this Agreement or applicable laws, or to be covered under any applicable directors’ and officers’ liability insurance policies; or (d) which cannot be released by applicable law.
Mr. Nauman further agrees not to file, pursue or participate in any lawsuits against any of the Company Released Parties with respect to any matter released by him under this Agreement and arising out of or in connection with Mr. Nauman’s employment with the Company or the termination of that employment (other than pursuing a claim for any Unemployment Compensation benefits to which Mr. Nauman may be entitled).
The Company, on behalf of itself and the other Company Released Parties, hereby releases and forever discharges Mr. Nauman from any and all charges, claims, suits and expenses (including attorneys’ fees and costs) as of the date hereof which it or any Company Released Party ever had or may presently have against Mr. Nauman from the beginning of time up to and including the date of Mr. Nauman’s execution of this Agreement. Notwithstanding the foregoing, this release excludes any claims: (a) arising after the execution of this Agreement; (b) to enforce the terms of this Agreement; (c) to enforce any of the Company’s rights under any Company clawback policy in effect as of the date hereof in accordance with paragraph 8 below; or (d) for any act of fraud or gross misconduct by Mr. Nauman in connection with his employment.

6.Non-Admission; Acknowledgement.
Mr. Nauman and the Company agree that this Agreement shall not constitute an admission by the Company or Mr. Nauman that it or he has acted wrongfully with respect to the other party or that the Company has discriminated against him or against any other individual. In addition, the Company agrees that any statement about Mr. Nauman’s resignation as President and Chief Executive Officer or as an employee of the Company shall be consistent with the fact that Mr. Nauman, after more than 7 and a half years of service, retired and left the Company in good standing.
7.Confidential Agreement.
Except and until this Agreement is publicly disclosed by the Company, Mr. Nauman hereby agrees to keep the terms of this Agreement confidential, and he agrees that he shall neither directly nor indirectly disclose the terms of this Agreement to any other person or entity except to his attorneys, tax preparers or financial advisors, and immediate family members, but only on the condition that they agree to abide by the terms of this confidentiality clause, unless compelled by law.
8.Existing Obligations; Other Items.
This Agreement does not amend any of Mr. Nauman’s existing post-termination obligations contained in his Employment Offer Letter, dated as of August 1, 2014 (“Offer Letter”), which shall continue in full force and effect after the Separation Date in accordance with its terms; provided the Company and Mr. Nauman agree that (i) the Company shall work with Mr. Nauman to return any personal information or files on the Company’s computer, internet and/or phone systems (and the Company agrees not to use or disclose such information other than to Mr. Nauman) and (ii) the Company acknowledges that Mr. Nauman will use his best efforts to return or delete Confidential Information of the Company in his possession or control promptly following the Separation Date and that if he discovers any such information after the date of this Agreement, he agrees to either return it to the Company or to delete it. The Company also agrees to transfer Mr. Nauman’s cell phone number to him and to pay directly to his counsel the legal fees incurred by him in the review and negotiation of this Agreement, subject to a cap of $10,000.
The Company agrees that only the Company’s clawback policies in effect as of the date hereof will apply to Mr. Nauman and any such policy will be applied to Mr. Nauman on a basis no less favorable to Mr. Nauman than the basis it is applied to any other Company senior executive. In addition, prior to forfeiting any outstanding equity awards or requiring repayment of any amounts received thereunder for breach of the restrictive covenants in the applicable award agreement, the Company agrees to provide Mr. Nauman with written notice of the events or omissions giving rise to such forfeiture or repayment obligation and, if curable, no less than ten business days to cure and if Mr. Nauman cures such event or omission, the equity shall no longer be subject to forfeiture or repayment for such event or omission. In all events, the Vested Benefits (other than equity awards or any cash incentive payments subject to the existing clawback policy) shall not be subject to forfeiture, repayment or offset for any reason. Finally, the Company agrees that Mr. Nauman’s rights to indemnification and advancement of expenses shall be the same as those provided to any member of the Board of Directors of the Company and/or any Company senior executive for the same matter or claim.
9.Assignment.
If Mr. Nauman should die while any amounts, benefits or entitlements are still payable or due to him pursuant to this Agreement, all such amounts, benefits or entitlements shall be paid or provided in accordance with the terms of this Agreement to Mr. Nauman’s devisee, legatee, or other designee, or if there be no such designee, to his estate.
10.Section 409A.
The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this

Agreement shall be interpreted to be in compliance therewith. If Mr. Nauman or the Company believes, at any time, that any payment pursuant to this Agreement is subject to taxation, interest or penalties under Section 409A of the Code, then (i) it shall advise the other and (ii) to the extent such correction is possible to avoid taxation, interest or penalties under Section 409A without any material diminution in the value of the payments or benefits to Mr. Nauman, the Company and Mr. Nauman shall reasonably cooperate in good faith to take such steps as necessary, including amending (and, as required, consenting to the amendment of) the terms of any plan or program under which such payments are to be made, in the least restrictive manner necessary in order to comply with the provisions of Section 409A and the Section 409A Regulations in order to avoid taxation, interest or penalties under Section 409A.
Notwithstanding anything contained herein to the contrary, if at Mr. Nauman’s separation from service, (a) he is a specified employee as defined in Section 409A and (b) any of the payments or benefits provided hereunder constitute deferred compensation under Section 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of six months following the separation from service.
11.Entire Agreement; Severability.
This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between Mr. Nauman and the Company, except for any Company retirement plan, deferred compensation plan, Mr. Nauman’s equity award agreements and the post-termination obligations of the Offer Letter, which are referred to herein. If any portion of this Agreement is found to be unenforceable, all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable.
12.Employee Rights.
MR. NAUMAN ACKNOWLEDGES THAT HE IS HEREBY ADVISED TO SEEK LEGAL COUNSEL BEFORE SIGNING THIS AGREEMENT, THAT HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT, THAT UPON HIS ACCEPTANCE HE HAS SEVEN (7) DAYS TO REVOKE HIS ACCEPTANCE, AND THAT THIS AGREEMENT WILL BECOME EFFECTIVE ON THE DATE FULLY SIGNED BY BOTH PARTIES BUT WILL BECOME NULL AND VOID IF MR. NAUMAN REVOKES HIS ACCEPTANCE OF THIS AGREEMENT DURING THE SEVEN (7) DAY REVOCATION PERIOD. TO REVOKE ACCEPTANCE, MR. NAUMAN MUST PROVIDE WRITTEN NOTICE OF REVOCATION TO THE COMPANY’S GENERAL COUNSEL. MR. NAUMAN AGREES THAT HE HAS READ, UNDERSTANDS AND VOLUNTARILY ACCEPTS THE TERMS OF THIS AGREEMENT.

[signature page follows]

March 10, 2022	/s/ J. MICHAEL NAUMAN
Date	J. Michael Nauman

BRADY CORPORATION

March 10, 2022	/s/ BRADLEY C. RICHARDSON
Date	Bradley C. Richardson
Chair of the Board of Brady Corporation

Exhibit A

Example of Special Consideration

Assumptions for the purposes of example:

•Annual performance incentive award achievement, based on annual incentive performance measures established for Mr. Nauman for Fiscal 2022, using actual Fiscal 2022 results of 105%
•Eligible compensation paid from August 1, 2021 to April 1, 2022 = $558,000
•Target annual cash incentive award of 100%
•Annual cash incentive award paid on December 1, 2022

Under these assumptions, Mr. Nauman would receive Special Consideration on December 1, 2022 of $585,900, determined by the following formula:

Eligible compensation	$558,000
Fiscal 2022 bonus achievement	x 105%
Special Consideration	$585,900